UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2013

NEUTRA CORP.

(Exact name of registrant as specified in its charter)

Florida	333-172417	27-4505461
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3572 Shady Brook Lane Sarasota, FL	34243
(address of principal executive offices)	(zip code)

941-544-7035

(registrant’s telephone number, including area code)

Not Applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01. Changes in Registrant’s Certifying Accountant.

History of auditor changes:

Our financial statements were previously audited by the firm of Peter Messineo, CPA (“PM”).  In December 2012 Peter Messineo, CPA merged into the firm known as DKM Certified Public Accountants (“DKM”).  DKM has not audited our financial statements for the year ended January 31, 2013.  In April 2013 the agreement of DKM and PM was terminated.  The successor firm named in (2) is a continuation of the original audit firm (PM).

(1)  Previous Independent Auditors:

a.    On May 3, 2013, the Company dismissed the registered independent public accountant, DKM Certified Public Accountants, of Clearwater Florida (“DKM”).

b.    DKM’s report on the financial statements for the year ended January 31, 2013 and for the period January 11, 2011 (inception) through January 31, 2013 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting, except that the report contained an explanatory paragraph stating that there was substantial doubt about the Company’s ability to continue as a going concern.

c.    PM’s report on the financial statements for the year ended January 31, 2012 and for the period January 11, 2011 (inception) through January 31, 2012 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting, except that the report contained an explanatory paragraph stating that there was substantial doubt about the Company’s ability to continue as a going concern.

d.    Our Board of Directors participated in and approved the decision to change independent accountants. Through the period covered by the financial audit for the year ended January 31, 2013 and through the current date, there have been no disagreements with DKM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of DKM would have caused them to make reference thereto in their report on the financial statements. Through the interim period May 3, 2013 (the date of dismissal), there have been no disagreements with DKM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of DKM would have caused them to make reference thereto in their report on the financial statements.

e.    We have authorized DKM to respond fully to the inquiries of the successor accountant

f.    During the year ended January 31, 2013 and the interim period through May 3, 2013, there have been no reportable events with us as set forth in Item 304(a)(1)(iv) of Regulation S-K.

g.    The Company provided a copy of the foregoing disclosures to DKM prior to the date of the filing of this Report and requested that DKM furnish it with a letter addressed to the Securities & Exchange Commission stating whether or not it agrees with the statements in this Report.  A copy of such letter is filed as Exhibit 16.1 to this Form 8-K.

(2)  New Independent Accountants:

a.    On May 3, 2013, the Company engaged Messineo & Co, CPAs, LLC (“M&Co”) of Clearwater, Florida, as its new registered independent public accountant. During the year ended January 31, 2013 and prior to May 3, 2013 (the date of the new engagement), we did not consult with M&Co regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on the Company’s financial statements by M&Co, in either case where  written or oral advice provided by M&Co would be an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issues or (iii) any other matter that was the subject of a disagreement between us and our former auditor or was a reportable event (as described in Items 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K, respectively).

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

On May 2, 2013, Cindy Morrissey retired from her position as chief executive officer (“CEO”) and sole director of Neutra Corp. (the “Company”). There was no disagreement between the Company and Ms. Morrissey at the time of her retirement from the Company.

On the same date, Sydney Jim was appointed as the Company’s new president, CEO and sole member of the Board of Directors. Mr. Jim was chosen due to his expertise in implementing solid business strategy as the Company pursues new deals and partnerships throughout the nutraceuticals sector. From 2004 to 2010, Mr. Jim was an ATP World Tour and International Tennis Federation touring professional competing on the professional tennis circuit. From 2010 to 2012, he was co-owner and Junior Program Director of the Sugar Creek Elite Tennis Academy in Houston, Texas. From 2012 to 2013, Mr. Jim was a business development consultant with Synopsis Winery in Houston, Texas. During the same time period, he was also Vice President of Business Development with Rockspring Capital, a Houston, Texas-based private equity firm with more than $260 million in assets. Mr. Jim expects to earn a bachelor of business administration in Finance from the University of Houston - Downtown by the end of 2013.

Mr. Jim receives a salary of $120,000 per year and does not own any common stock. He does not have an employment contract with the Company.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Exhibit

16.1	Letter from DKM Certified Public Accountants, dated May 3, 2013, regarding Change in Certifying Accountant. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRA CORP.

Dated: May 6, 2013	/s/ Sydney Jim
Sydney Jim
Chief Executive Officer